Exhibit 99.1
Sterling Financial Corporation of Spokane, Wash., Reports Third Quarter 2013 Earnings and Declares Quarterly Cash Dividend

SPOKANE, Wash. — (BUSINESS WIRE) — October 24, 2013 — Sterling Financial Corporation (NASDAQ:STSA) ("Sterling") today announced its operating results for the quarter ended September 30, 2013. Sterling recorded net income of $21.0 million, or $0.33 per diluted common share, compared to $27.8 million, or $0.44 per diluted common share, for the quarter ended June 30, 2013, and $30.6 million, or $0.49 per diluted common share, for the quarter ended September 30, 2012.

Following are selected financial highlights for the third quarter of 2013:

•	Gross loans expanded by 9 percent (annualized).

•	Deposits expanded by 14 percent (annualized).

•	Loan delinquency ratio (60 days and over) was 0.73 percent, down from 0.92 percent for the prior quarter.

•	A special dividend of $0.35 per share was paid on July 12, 2013, and a quarterly cash dividend of $0.20 per share was paid on August 20, 2013.

•	Sterling announced that it will merge with Umpqua Holdings Corporation, creating the largest community bank on the West Coast.

"Our third quarter operating results reflect a substantial reduction in mortgage banking activity and elevated merger-related expenses" said Greg Seibly, Sterling's president and chief executive officer. "With the exception of these two items, our core banking performance was solid. We continued to expand loans, reduce funding costs and improve asset quality metrics."

Operating Results
Net Interest Income
Sterling reported net interest income of $82.5 million for the quarter ended September 30, 2013, compared to $80.4 million for the prior quarter and $75.3 million for the quarter ended September 30, 2012. The net interest margin (tax equivalent) for the third quarter of 2013 was 3.59 percent, a decrease of 11 basis points from the prior quarter, and an increase of 16 basis points from the third quarter of 2012. The decrease in net interest margin from the prior quarter was a result of lower yields on loans.

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
	(in thousands)
Net interest income	$82,548	$80,414	$75,308
Net interest margin (tax equivalent)	3.59%	3.70%	3.43%
Loan yield	4.63%	4.76%	5.15%

Funding costs:
Cost of deposits	0.35%	0.37%	0.53%
Total funding liabilities	0.64%	0.67%	1.01%

Total interest income was $96.4 million for the third quarter of 2013, compared to $94.0 million for the prior quarter, and $96.0 million for the same period a year ago. The $2.4 million increase in interest income over the prior quarter was primarily due to higher average loan balances, which were up $307.8 million, or 4 percent. The yield on loans was 4.63 percent for the third quarter of 2013, compared to 4.76 percent for the prior quarter, and 5.15 percent for the third quarter of 2012.

For the third quarter of 2013, income from mortgage-backed securities ("MBS") was up $746,000, or 10 percent, from the prior quarter, and down $2.3 million, or 22 percent, from the third quarter of 2012. The year-over-year decline was primarily due to lower average MBS balances.

Total interest expense was $13.9 million for the third quarter of 2013, compared to $13.6 million for the prior quarter, and $20.7 million for the third quarter of 2012. The decrease from the same period a year ago reflected balance sheet repositioning activity undertaken during the fourth quarter of 2012. Additionally, deposit interest expense was down $2.9 million, or 33 percent, from the same period a year ago, reflecting the improved deposit mix and lower overall deposit costs, which were down 18 basis points.

Noninterest Income
Noninterest income includes fees and service charges income, income from mortgage banking operations, and other items such as gains on other loan sales, BOLI income, net gains on branch divestitures, and gains on sales of securities. During the third quarter of 2013, noninterest income was $31.9 million, compared to $42.0 million for the prior quarter and $46.7 million for the third quarter of 2012.

Income from mortgage banking operations for the third quarter of 2013 was $13.5 million, compared to $23.2 million for the prior quarter and $26.4 million for the third quarter of 2012. The decrease from the prior period is attributable to lower residential mortgage banking activity, reflecting a 50 percent reduction in mortgage refinance originations.

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
	(in thousands)
Residential loan sales	$672,604	$791,942	$728,642
Change in warehouse and interest rate locks	(198,389)	7,419	36,018
Total mortgage banking loan activity	$474,215	$799,361	$764,660

Margin on residential loan sales	2.31%	2.35%	3.68%

Included in income from mortgage banking operations for the third quarter was a $491,000 reversal of the valuation allowance on mortgage servicing rights. A reversal of the valuation allowance on mortgage servicing rights of $2.8 million was recorded in the prior quarter and a write-down of $2.1 million was recorded in the third quarter of 2012.

For the quarter ended September 30, 2013, fees and service charges income contributed $15.4 million to noninterest income, compared to $15.6 million for the prior quarter and $14.7 million for the third quarter of 2012. For the third quarter of 2013, gains on other loan sales were $1.1 million, compared to $1.2 million for the prior quarter, and $476,000 for the same period a year ago.

For the third quarter of 2013 and the prior quarter, Sterling recognized no gains or losses on the sale of securities, compared to a gain of $3.1 million for the third quarter of 2012.

Noninterest Expense
Noninterest expense was $85.3 million for the third quarter of 2013, compared to $81.7 million for the prior quarter and $89.4 million for the third quarter of 2012. Compared to the prior quarter, employee compensation and benefits increased by $1.3 million, primarily due to acquisition-related activity and new employees added in Southern California.

Other noninterest expense included merger and acquisition expenses of $3.9 million for the third quarter of 2013, compared to $2.3 million for the prior quarter and $1.6 million for the third quarter of 2012.

Income Taxes
During the quarter ended September 30, 2013, Sterling recognized income tax expense of $8.1 million, representing an effective tax rate of 28 percent. The effective tax rate for the nine months ended September 30, 2013 was 30 percent. As of September 30, 2013, the net deferred tax asset was $282.6 million, including $245.3 million of net operating loss and tax credit carryforwards.

Balance Sheet
At September 30, 2013, total loan balances were $7.15 billion, compared to $7.00 billion at the end of the prior quarter, and $6.14 billion at September 30, 2012. During the third quarter of 2013, Sterling originated $587.8 million of new portfolio loans (which exclude residential loans held for sale), compared to $686.9 million for the prior quarter and $457.1 million for the third quarter of 2012. For the third quarter of 2013, multifamily loan originations remained strong and represented 29 percent of portfolio loan originations; commercial banking loan originations, which include C&I and owner occupied CRE, represented 25 percent of portfolio loan originations; and residential and consumer loan originations represented 24 percent and 19 percent of portfolio loan originations, respectively.

Investments and mortgage-backed securities available for sale were $1.50 billion at September 30, 2013, compared to $1.54 billion at the end of the prior quarter, and $2.05 billion at September 30, 2012. The decrease from a year ago reflects the sale of securities to fund a $400 million reduction in repurchase agreements.

At September 30, 2013, total deposits were $6.85 billion, compared to $6.63 billion at the end of the prior quarter, and $6.74 billion at September 30, 2012. The deposit composition is set forth in the following table:

				Annual % Change
	September 30, 2013	June 30, 2013	September 30, 2012
	(in thousands)
Deposits:
Retail:
Transaction	$2,568,893	$2,454,910	$2,403,518	7%
Savings and MMDA	2,311,030	2,282,055	2,191,517	5%
Time deposits	1,316,745	1,414,239	1,717,720	(23)%
Total retail	6,196,668	6,151,204	6,312,755	(2)%
Public	260,480	174,425	202,187	29%
Brokered	397,294	302,830	224,968	77%
Total deposits	$6,854,442	$6,628,459	$6,739,910	2%
Gross loans to deposits	104%	106%	91%

At September 30, 2013, advances from the Federal Home Loan Bank were $1.03 billion, compared to $1.20 billion at the end of the prior quarter, and $155.4 million at September 30, 2012. The increase over a year ago was due to the funding of acquisitions, loan growth, and deposit outflow associated with branch divestitures and runoff of high-rate CDs.

Credit Quality
During the third quarter of 2013, Sterling recognized net charge-offs of $1.2 million, compared to $5.1 million for the prior quarter and $6.0 million for the same period a year ago. Sterling did not record a provision for credit losses for the third quarter of 2013 or the prior quarter, compared to a provision of $2.0 million for the third quarter of 2012. The allowance for loan losses at September 30, 2013 was $138.7 million, or 1.94 percent of total loans, compared to $141.9 million, or 2.02 percent of total loans, at June 30, 2013, and $154.3 million, or 2.51 percent of total loans, at September 30, 2012.

At September 30, 2013, nonperforming assets were $135.4 million, or 1.36 percent of total assets, compared to $169.2 million, or 1.70 percent of total assets, at June 30, 2013, and $259.0 million, or 2.73 percent of total assets, at September 30, 2012. At September 30, 2013, the 60-day loan delinquency ratio was 0.73 percent, compared to 0.92 percent at June 30, 2013, and 1.96 percent at September 30, 2012.

Merger and Acquisition Update
On October 1, 2013, Sterling completed the acquisition of Newport Beach, Calif.-based Commerce National Bank. At closing, Commerce National Bank had assets of $249.6 million, gross loans of $164.8 million, and deposits of $189.4 million. Total cash consideration for the transaction was $42.9 million.

On September 11, 2013, Sterling entered into a definitive agreement to merge with Umpqua Holdings Corporation ("Umpqua"), headquartered in Portland, Oregon. Upon completion of the merger, the company will operate under the Umpqua Bank name and brand. The transaction is expected to be completed in the first half of 2014, subject to shareholder and regulatory approval and other customary closing conditions.

Cash Dividend Declaration
Sterling's board of directors has approved a quarterly cash dividend of $0.20 per common share, payable on November 19, 2013 to shareholders of record as of November 5, 2013.

Third Quarter 2013 Earnings Conference Call
Sterling plans to host a conference call October 25, 2013 at 8:00 a.m. PDT to discuss the company's financial results. An audio webcast of the conference call can be accessed at Sterling's website (www.sterlingfinancialcorporation.com). To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 212-287-1835 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A webcast replay of the conference call will be available on Sterling's website approximately one hour following the conclusion of the call. The webcast replay will be offered through November 26, 2013.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
ASSETS:
Cash and due from banks	$349,679	$325,710	$263,884
Investments and MBS available for sale	1,498,377	1,538,880	2,049,961
Investments held to maturity	175	185	1,716
Loans held for sale	245,783	307,511	320,823
Loans receivable, net	7,024,326	6,868,866	5,990,365
Other real estate owned, net ("OREO")	17,464	26,511	46,575
Office properties and equipment, net	100,370	98,483	92,987
Bank owned life insurance ("BOLI")	189,906	188,178	178,279
Goodwill	36,633	36,633	22,577
Other intangible assets, net	16,154	17,830	20,864
Deferred tax asset, net	282,561	290,377	280,373
Other assets	222,908	240,409	204,033
Total assets	$9,984,336	$9,939,573	$9,472,437
LIABILITIES:
Deposits	$6,854,442	$6,628,459	$6,739,910
Advances from Federal Home Loan Bank	1,027,807	1,197,857	155,401
Securities sold under repurchase agreements	534,669	527,925	942,547
Other borrowings	245,298	245,297	245,293
Accrued expenses and other liabilities	106,239	133,699	137,799
Total liabilities	8,768,455	8,733,237	8,220,950
SHAREHOLDERS' EQUITY:
Preferred stock	0	0	0
Common stock	1,972,021	1,970,229	1,967,562
Accumulated other comprehensive income	29,919	30,751	75,263
Accumulated deficit	(786,059)	(794,644)	(791,338)
Total shareholders' equity	1,215,881	1,206,336	1,251,487
Total liabilities and shareholders' equity	$9,984,336	$9,939,573	$9,472,437
Book value per common share	$19.51	$19.36	$20.14
Tangible book value per common share	$18.66	$18.49	$19.44
Shareholders' equity to total assets	12.2%	12.1%	13.2%
Tangible common equity to tangible assets (1)	11.7%	11.7%	12.8%
Common shares outstanding at end of period	62,314,862	62,297,712	62,150,650
Common stock warrants outstanding	2,874,590	2,847,154	2,625,000

(1) Common shareholders' equity less goodwill and other intangible assets, divided by assets, less goodwill and other intangible assets.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts, unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
INTEREST INCOME:
Loans	$86,099	$84,436	$83,110	$251,722	$248,488
Mortgage-backed securities	8,079	7,333	10,361	22,709	38,632
Investments and cash	2,266	2,248	2,520	6,787	7,826
Total interest income	96,444	94,017	95,991	281,218	294,946
INTEREST EXPENSE:
Deposits	6,041	6,038	8,981	18,386	30,004
Borrowings	7,855	7,565	11,702	22,976	36,371
Total interest expense	13,896	13,603	20,683	41,362	66,375
Net interest income	82,548	80,414	75,308	239,856	228,571
Provision for credit losses	0	0	2,000	0	10,000
Net interest income after provision	82,548	80,414	73,308	239,856	218,571
NONINTEREST INCOME:
Fees and service charges	15,380	15,618	14,675	45,128	41,546
Mortgage banking operations	13,494	23,180	26,410	50,468	69,135
BOLI	1,640	1,424	1,660	4,621	7,175
Gains on sales of securities	0	0	3,129	0	12,592
Other-than-temporary impairment losses on securities	0	0	0	0	(6,819)
Charge on prepayment of debt	0	0	0	0	(2,664)
Gains on other loan sales	1,135	1,194	476	2,354	3,887
Other	241	587	348	8,888	(1,826)
Total noninterest income	31,890	42,003	46,698	111,459	123,026
NONINTEREST EXPENSE:
Employee compensation and benefits	47,058	45,803	45,636	135,297	139,502
OREO	1,877	2,549	4,008	6,456	9,337
Occupancy and equipment	9,959	9,567	11,034	29,385	32,253
Depreciation	3,358	3,058	2,918	9,350	8,754
Amortization of other intangible assets	1,676	1,711	1,792	5,046	4,988
Other	21,406	18,990	24,020	63,407	70,830
Total noninterest expense	85,334	81,678	89,408	248,941	265,664
Income before income taxes	29,104	40,739	30,598	102,374	75,933
Income tax (provision) benefit	(8,056)	(12,978)	0	(30,887)	288,842
Net income	$21,048	$27,761	$30,598	$71,487	$364,775
Earnings per common share - basic	$0.34	$0.45	$0.49	$1.15	$5.87
Earnings per common share - diluted	$0.33	$0.44	$0.49	$1.13	$5.81
Dividends declared per share	$0.20	$0.55	$0.15	$0.75	$0.15
Average common shares outstanding - basic	62,309,270	62,289,437	62,139,833	62,280,542	62,110,498
Average common shares outstanding - diluted	63,461,018	63,107,913	62,845,864	63,271,060	62,745,177

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Three Months Ended			Nine Months Ended
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$535,039	$799,682	$842,197	$1,967,626	$1,997,491
Permanent	142,837	118,023	77,650	358,174	152,947
Total residential real estate	677,876	917,705	919,847	2,325,800	2,150,438
Commercial real estate ("CRE"):
Investor CRE	8,539	22,894	14,889	45,875	37,535
Multifamily	169,868	280,435	144,560	636,217	552,241
Construction	8,767	6,931	776	17,428	2,444
Total commercial real estate	187,174	310,260	160,225	699,520	592,220
Commercial:
Owner occupied CRE	59,403	39,380	53,541	159,260	111,833
Commercial & Industrial ("C&I")	85,495	103,964	102,255	272,556	206,310
Total commercial	144,898	143,344	155,796	431,816	318,143
Consumer	112,887	115,225	63,435	297,339	199,881
Total loan originations	1,122,835	1,486,534	1,299,303	3,754,475	3,260,682
Total portfolio loan originations (excludes residential real estate for sale)	587,796	686,852	457,106	1,786,849	1,263,191
Loan purchases:
Residential real estate	51	0	1,646	228	76,408
Commercial real estate:
Investor CRE	1,100	67	0	3,016	0
Multifamily	199	64	292	484	683
Total commercial real estate	1,299	131	292	3,500	683
Commercial:
Owner occupied CRE	0	0	0	1,071	0
C&I	24,164	21,000	0	45,164	0
Total commercial	24,164	21,000	0	46,235	0
Consumer	5,758	20,451	41,567	26,209	52,307
Total loan purchases	31,272	41,582	43,505	76,172	129,398
Total loan originations and purchases	$1,154,107	$1,528,116	$1,342,808	$3,830,647	$3,390,080
PERFORMANCE RATIOS:
Return on assets	0.84%	1.17%	1.28%	1.00%	5.18%
Return on common equity	6.9%	9.0%	9.8%	7.8%	45.5%
Efficiency ratio(1)	70.8%	63.1%	69.7%	68.7%	71.5%
Noninterest expense to assets	3.42%	3.45%	3.74%	3.49%	3.78%
Average assets	$9,886,459	$9,498,070	$9,520,530	$9,528,053	$9,398,143
Average common equity	$1,206,814	$1,241,314	$1,237,205	$1,224,295	$1,070,993

(1) The efficiency ratio is noninterest expense, excluding OREO and amortization of other intangible assets, divided by net interest income (tax equivalent) plus noninterest income, excluding gains on sales of securities, other-than-temporary impairment losses on securities, charge on prepayment of debt, gain on branch divestitures and bargain purchase gain.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
INVESTMENT PORTFOLIO DETAIL:
Available for sale:
MBS	$1,305,456	$1,343,181	$1,825,448
Municipal bonds	192,749	195,530	205,405
Other	172	169	19,108
Total	$1,498,377	$1,538,880	$2,049,961
Held to maturity:
Tax credits	$175	$185	$1,716
Total	$175	$185	$1,716
LOAN PORTFOLIO DETAIL:
Residential real estate	$1,052,381	$964,872	$818,323
Commercial real estate:
Investor CRE	1,125,477	1,172,433	1,274,774
Multifamily	2,029,820	1,962,919	1,359,506
Construction	52,929	69,796	99,553
Total commercial real estate	3,208,226	3,205,148	2,733,833
Commercial:
Owner occupied CRE	1,404,006	1,411,576	1,304,224
C&I	681,666	636,727	517,588
Total commercial	2,085,672	2,048,303	1,821,812
Consumer	807,964	783,601	768,359
Gross loans receivable	7,154,243	7,001,924	6,142,327
Deferred loan fees, net	8,781	8,891	2,317
Allowance for loan losses	(138,698)	(141,949)	(154,279)
Net loans receivable	$7,024,326	$6,868,866	$5,990,365
DEPOSITS DETAIL:
Noninterest bearing transaction	$1,818,194	$1,702,022	$1,709,612
Interest bearing transaction	750,699	752,888	693,906
Savings and MMDA	2,542,631	2,424,615	2,286,832
Time deposits	1,742,918	1,748,934	2,049,560
Total deposits	$6,854,442	$6,628,459	$6,739,910
Number of transaction accounts (whole numbers):
Noninterest bearing transaction accounts	180,027	180,477	194,997
Interest bearing transaction accounts	46,113	46,677	49,678
Total transaction accounts	226,140	227,154	244,675

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$141,949	$149,673	$158,244
Provision	(2,100)	(2,600)	2,000
Charge-offs:
Residential real estate	(752)	(1,107)	(1,641)
Commercial real estate:
Investor CRE	(1,124)	(1,970)	(2,329)
Multifamily	(90)	(51)	(463)
Construction	(5)	(615)	(2,106)
Total commercial real estate	(1,219)	(2,636)	(4,898)
Commercial:
Owner occupied CRE	(905)	(2,237)	(1,544)
C&I	(146)	(275)	(514)
Total commercial	(1,051)	(2,512)	(2,058)
Consumer	(1,466)	(1,503)	(1,882)
Total charge-offs	(4,488)	(7,758)	(10,479)
Recoveries:
Residential real estate	309	342	137
Commercial real estate:
Investor CRE	363	2	694
Multifamily	15	0	347
Construction	1,026	1,284	2,532
Total commercial real estate	1,404	1,286	3,573
Commercial:
Owner occupied CRE	577	295	236
C&I	741	326	305
Total commercial	1,318	621	541
Consumer	306	385	263
Total recoveries	3,337	2,634	4,514
Net charge-offs	(1,151)	(5,124)	(5,965)
Allowance - loans, end of quarter	138,698	141,949	154,279
Reserve for unfunded commitments, beginning of quarter	9,505	7,990	7,952
Provision	2,100	2,600	0
Charge-offs	(1,064)	(1,085)	(181)
Reserve for unfunded commitments, end of quarter	10,541	9,505	7,771
Total credit allowance	$149,239	$151,454	$162,050
Net charge-offs to average loans (annualized)	0.06%	0.29%	0.37%
Loan loss allowance to loans	1.94%	2.02%	2.51%
Total credit allowance to loans	2.08%	2.16%	2.64%
Loan loss allowance to nonperforming loans	118%	99%	73%
Total credit allowance to nonperforming loans	127%	106%	76%

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA

(in thousands, unaudited)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012
ASSET QUALITY:
Past due 90 days or more and accruing	$0	$0	$0
Nonaccrual loans	65,410	80,387	146,095
Restructured loans	52,556	62,344	66,343
Total nonperforming loans	117,966	142,731	212,438
OREO	17,464	26,511	46,575
Total nonperforming assets	135,430	169,242	259,013
Specific reserve on nonperforming loans	(4,900)	(4,829)	(10,104)
Net nonperforming assets	$130,530	$164,413	$248,909
Guaranteed portion of nonperforming loans	$13,818	$19,427	$13,544
Nonperforming loans to loans	1.65%	2.04%	3.46%
Nonperforming assets to assets	1.36%	1.70%	2.73%
Loan delinquency ratio (60 days and over)	0.73%	0.92%	1.96%
Classified assets	$140,558	$161,440	$267,469
Classified assets to assets	1.41%	1.62%	2.82%
Nonperforming assets by collateral type:
Residential real estate	$38,720	$42,548	$44,822
Commercial real estate:
Investor CRE	26,141	32,934	59,477
Multifamily	1,927	2,065	9,221
Construction	17,595	28,423	55,743
Total commercial real estate	45,663	63,422	124,441
Commercial:
Owner occupied CRE	43,581	53,857	71,448
C&I	2,721	3,764	12,072
Total commercial	46,302	57,621	83,520
Consumer	4,745	5,651	6,230
Total nonperforming assets	$135,430	$169,242	$259,013
REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation
Tier 1 leverage ratio	11.9%	12.2%	12.7%
Tier 1 risk-based capital ratio	15.5%	16.3%	17.6%
Total risk-based capital ratio	16.8%	17.6%	18.9%
Tier 1 common capital ratio	12.3%	12.9%	13.9%
Sterling Bank:
Tier 1 leverage ratio	11.6%	12.0%	12.6%
Tier 1 risk-based capital ratio	15.1%	16.0%	17.5%
Total risk-based capital ratio	16.3%	17.3%	18.8%
OTHER:
FTE employees at end of period (whole numbers)	2,564	2,541	2,527

Sterling Financial Corporation
AVERAGE BALANCE AND RATE

(in thousands, unaudited)	Three Months Ended
	Sep 30, 2013			Jun 30, 2013			Sep 30, 2012
	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates	Average Balance	Interest Income/ Expense	Yields/Rates
ASSETS:
Loans:
Mortgage	$4,495,451	$49,689	4.42%	$4,257,888	$48,278	4.54%	$3,863,670	$47,757	4.94%
Commercial and consumer	2,933,727	36,558	4.94%	2,863,458	36,296	5.08%	2,583,756	35,479	5.46%
Total loans	7,429,178	86,247	4.63%	7,121,346	84,574	4.76%	6,447,426	83,236	5.15%
MBS	1,313,728	8,079	2.46%	1,218,352	7,333	2.41%	1,762,950	10,361	2.35%
Investments and cash	404,134	3,132	3.07%	379,665	3,125	3.30%	529,407	3,392	2.55%
FHLB stock	95,923	0	0.00%	96,936	0	0.00%	99,160	0	0.00%
Total interest earning assets	9,242,963	97,458	4.20%	8,816,299	95,032	4.32%	8,838,943	96,989	4.38%
Noninterest earning assets	643,496			681,771			681,587
Total average assets	$9,886,459			$9,498,070			$9,520,530
LIABILITIES and EQUITY:
Deposits:
Interest bearing transaction	$745,131	66	0.04%	$748,977	68	0.04%	$684,906	73	0.04%
Savings and MMDA	2,489,950	865	0.14%	2,396,010	806	0.13%	2,284,749	884	0.15%
Time deposits	1,769,741	5,110	1.15%	1,743,611	5,164	1.19%	2,168,056	8,024	1.47%
Total interest bearing deposits	5,004,822	6,041	0.48%	4,888,598	6,038	0.50%	5,137,711	8,981	0.70%
Borrowings	1,777,268	7,855	1.75%	1,543,552	7,565	1.97%	1,358,348	11,702	3.43%
Total interest bearing liabilities	6,782,090	13,896	0.81%	6,432,150	13,603	0.85%	6,496,059	20,683	1.27%
Noninterest bearing transaction	1,787,716	0	0.00%	1,713,809	0	0.00%	1,656,318	0	0.00%
Total funding liabilities	8,569,806	13,896	0.64%	8,145,959	13,603	0.67%	8,152,377	20,683	1.01%
Other noninterest bearing liabilities	109,839			110,797			130,948
Total average liabilities	8,679,645			8,256,756			8,283,325
Total average equity	1,206,814			1,241,314			1,237,205
Total average liabilities and equity	$9,886,459			$9,498,070			$9,520,530
Net interest income and spread (tax equivalent)		$83,562	3.39%		$81,429	3.47%		$76,306	3.11%
Net interest margin (tax equivalent)			3.59%			3.70%			3.43%

Deposits:
Total interest bearing deposits	$5,004,822	$6,041	0.48%	$4,888,598	$6,038	0.50%	$5,137,711	$8,981	0.70%
Noninterest bearing transaction	1,787,716	0	0.00%	1,713,809	0	0.00%	1,656,318	0	0.00%
Total deposits	$6,792,538	$6,041	0.35%	$6,602,407	$6,038	0.37%	$6,794,029	$8,981	0.53%

About Sterling Financial Corporation

Sterling Financial Corporation (NASDAQ:STSA) of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a Washington state chartered and federally insured commercial bank.  Sterling Savings Bank does business as Sterling Bank in Washington, Oregon and Idaho and as Argent Bank in California, offering banking products and services, mortgage lending, and trust and investment products to individuals, small businesses, corporations and other commercial organizations. As of September 30, 2013, Sterling Financial Corporation had assets of $9.98 billion and operated depository branches in Washington, Oregon, Idaho and California. Visit Sterling Financial Corporation's website at www.sterlingfinancialcorporation.com.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Umpqua Holdings Corporation ("Umpqua") will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 containing a joint proxy statement/prospectus of Sterling Financial Corporation ("Sterling") and Umpqua, and Sterling and Umpqua will each file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Sterling and Umpqua. Investors and security holders of Sterling and Umpqua are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Sterling or Umpqua through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Sterling will be available free of charge on Sterling’s website at www.sterlingfinancialcorporation.com or by contacting Sterling’s Investor Relations Department at 509-358-8097. Copies of the documents filed with the SEC by Umpqua will be available free of charge on Umpqua’s website at www.umpquaholdingscorp.com or by contacting Umpqua’s Investor Relations Department at 503-268-6675.

Sterling, Umpqua, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sterling is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 27, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 15, 2013, and its Current Reports on Form 8-K or 8-K/A, which were filed with the SEC on January 28, 2013 (Item 1.01), March 4, 2013, May 2, 2013 (Item 5.07), May 10, 2013, June 20, 2013 and August 9, 2013, respectively. Information about the directors and executive officers of Umpqua is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 15, 2013, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, which were filed with the SEC on May 2, 2013 and August 6, 2013, respectively, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on February 25, 2013, and its Current Reports on Form 8-K, which were filed with the SEC on January 14, 2013, April 11, 2013 and April 22, 2013 (Item 5.07), respectively. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Cautionary Statement Regarding Forward-Looking Statements

This release contains certain "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "may," "can," "believe," "expect," "project," "intend," "likely," "plan," "seek," "should," "would," "estimate" and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategies and intentions and other statements contained in this release that are not historical facts and pertain to Sterling's future operating results and capital position, including Sterling's ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs and potential liabilities, realize operating efficiencies, execute its business strategy, make dividend payments, compete in the marketplace and provide increased customer support and service. All forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling's and Umpqua's control. These risks and uncertainties include, but are not limited to, the following: changes in general economic conditions that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in market interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations or the competitive environment; exposure to material litigation; failure to obtain the approval of shareholders of Sterling or Umpqua in connection with the merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger, or lower-than-expected revenue or cost savings or other issues in connection with mergers and acquisitions generally; the parties’ ability to promptly and effectively integrate the businesses of Sterling and Umpqua; and the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons. Sterling and Umpqua undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sterling's and Umpqua's most recent Form 10-K and 10-Q reports and to Sterling's and Umpqua's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Sterling or Umpqua.
CONTACT:
Sterling Financial Corporation

Media contact:
Cara Coon, 509-626-5348
cara.coon@bankwithsterling.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
patrick.rusnak@bankwithsterling.com